EXHIBIT 99.1

                           BLUE DOLPHIN ENERGY COMPANY


PRESS RELEASE

FOR IMMEDIATE RELEASE
May 15, 2007

BLUE DOLPHIN ENERGY COMPANY REPORTS FIRST QUARTER RESULTS

Houston, May 15 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, today announced financial results for the three month period ended March 31, 2007.

For the three months ended March 31, 2007, Blue Dolphin reported a net loss of $319,188 on revenues of $854,996, compared to net income of $136,965 on revenues of $1,101,024 for the three months ended March 31, 2006. First quarter results reflect a reduction in revenues from sales of oil and gas of approximately
$486,000, partially offset by increased revenues from pipeline operations of approximately $240,000.


                                      (In thousands, except per share amounts)
                                       Three Months Ended
                                            March 31,          Net Change
                                         2007        2006    2007 vs 2006
                                       --------    -------   -------------


Revenues                             $   855    $   1,101   $  (246)
Net income (loss)                    $  (319)   $     137   $  (456)
Net income (loss) per common share
Basic                                $ (0.03)   $    0.01   $ (0.04)
Diluted                              $ (0.03)   $    0.01   $ (0.04)



There are currently 11,559,643 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.

Contact:
Gregory W. Starks
Vice President, Treasurer and Secretary
713-227-7660

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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